Exhibit 24.2

                               EPIX MEDICAL, INC.


                       Certificate of Assistant Secretary


         I, William T. Whelan, being the duly elected and acting Assistant Secretary of EPIX Medical, Inc., a Delaware corporation (the "Company"), hereby certify that the following is a true, correct and complete copy of a resolution duly adopted by the Board of Directors of the Company by unanimous written consent dated November 29, 1996 and that said resolution has not been amended or rescinded and is now in full force and effect.

RESOLVED:  That Michael D. Webb and William T. Whelan, and each of them acting singly, be and hereby are designated as attorneys-in-fact of the Corporation and of any officer or director executing the Registration Statement and any related Rule 462(b) registration statement on behalf of the Corporation, or otherwise, with full power of substitution and resubstitution, for each of them in any and all capacities, to execute and file the Registration Statement and any amendments (including pre- and post-effective amendments), any related Rule 462(b) registration statement, and any and all supplements, schedules or exhibits thereto or requests for acceleration thereof, and that any such officer or director of the Corporation be and hereby is authorized to execute and deliver an appropriate power of attorney reflecting such authorization and to do and perform any and all acts and things whatsoever necessary, appropriate or desirable to be done in the premises, all in the name, place and stead of the Corporation, as fully and to all intents and purposes as such officer or director might or could do in person, and such acts of such attorneys or any of them and any such substitute are hereby ratified and approved.

         WITNESS my signature and the seal of the Company affixed this 10th day of December, 1996.



[CORPORATE SEAL]                     /s/ William T. Whelan
                                     William T. Whelan, Assistant Secretary